Exhibit 10.2

Performance Share Award

DATE:    <<Date>>, 2024

TO:    «Name»

Here are the details for your Performance Share Award:

        Date of Grant - March 29, 2024
        The Performance Period is the three-year period 2024-2026
        Your target Performance Share Award at the 100% level (the “Total Target”) - «# of Shares» Shares

The actual Performance Shares to be paid to you, if any, will be derived from the TSR Ranking Payout Table and the Tangible ROIC Payout Table included in this Award agreement.

Your Performance Share Award is subject to all the terms and provisions of the Dover Corporation (“Dover”) 2021 Omnibus Incentive Plan (“Plan”), which terms and provisions are expressly incorporated into and made a part of the Award as if set forth in full herein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan. A copy of the Plan can be found at www.dovercorporation.com, in the Investor Information area, under SEC Filings, in the Proxy Statement filed on March 18, 2021, Appendix A.
In addition, your Performance Share Award is subject to the following:
1.     The Performance Share Award may be earned between 0% to 300% of the Total Target level, and will be eligible to vest (i) fifty percent (50%) based on Dover’s TSR Ranking, as set forth in the TSR Ranking Payout Table included in this Award agreement and (ii) fifty percent (50%) based on Dover’s Tangible ROIC, as set forth in the Tangible ROIC Payout Table included in this Award agreement, provided in each case (i) and (ii) that the other conditions of your Performance Share Award are satisfied. To the extent earned, Dover will issue you shares of Common Stock in respect of the Performance Share Award no later than two and one-half months following the end of the Performance Period. In order to receive shares of Common Stock in respect of your Performance Share Award, you must remain employed in good standing with Dover or one of its Affiliates until the end of the Performance Period, except as otherwise provided in the Plan. For any Section 16 Person, Dover will issue shares of Common Stock for the vested Performance Share Award less a number of shares of Common Stock in respect of applicable tax withholding.

2.      A summary of the components of Dover’s TSR Ranking and Tangible ROIC is set forth in the Definitions Section included in this Award agreement.

3.      As a condition of receiving your Performance Share Award, you agree to be bound by the terms and conditions of Dover’s Anti-hedging and Anti-pledging Policy (which is part of Dover’s Securities Trading Policy) and by Dover’s Clawback Policy, as such policies may be in effect from time to time.  The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise.  Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance.  You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy, and the Clawback Policy, by contacting the Benefits Department at 630-541-1540.

4.      For Non-US Employees, your Performance Share Award is subject to the terms and conditions of the Addendum for Non-US Employees.

5.      Your Performance Share Award is not transferrable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

6.       Dover reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.

TSR Ranking Payout Table – 50% Weighting

Dover’s TSR Ranking for Performance Period	TSR Ranking Payout (% of target)
90th Percentile or above	300%
75th Percentile	200%
50th Percentile (target level)	100%
25th Percentile	50%
Below 25th Percentile	0%

If Dover’s TSR Ranking for the Performance Period is between two of the levels set forth in the table above, the TSR Ranking Payout percentage will be determined using linear interpolation. In the event Dover’s TSR for the Performance Period is negative, the TSR Ranking Payout percentage will not exceed 100%.

Tangible ROIC Payout Table – 50% Weighting

Dover’s Tangible ROIC for Performance Period	Tangible ROIC Payout (% of target)
30% or above	300%
26% (target level)	100%
21%	50%
Below 21%	0%

If Dover’s Tangible ROIC for the Performance Period is between two of the levels set forth in the table above, the Tangible ROIC Payout percentage will be determined using linear interpolation.

Weighted payout for illustrative purposes only. If your Total Target was 100 PSUs , and Dover’s TSR Ranking was achieved at the 75th percentile and Dover’s Tangible ROIC was achieved at 21%, then you would earn a weighted payout of 125% for a total of 125 shares of Common Stock in respect of the Performance Share Award (i.e., (200% TSR Ranking Payout times the 50% weighting equals 100%) plus (50% Tangible ROIC Payout times the 50% weighting equals 25%) equals a weighted payout of 125%).

Definitions

For purposes of this Award, the terms below have the following meanings:

Adjusted Net Earnings: The Adjusted Net Earnings reported on Dover’s current report filed with the Securities and Exchange Commission for each year ended December 31 during the Performance Period, excluding the adjusted net earnings related to any business acquisitions or dispositions in the year each such transaction is completed.

Annual Tangible ROIC: For each year in the Performance Period, the quotient of (i) Adjusted Net Earnings and (ii) Total Tangibles.

Beginning Stock Price: The average closing price of a share of stock, as reported in transactions on the applicable stock exchange or market, during the 30 trading days immediately preceding the first trading day of the Performance Period.

Change in Stock Price: The Ending Stock Price minus the Beginning Stock Price.

Dividends Paid: The total of all dividends paid on one share of stock during the Performance Period, provided that dividends will be treated as though they are reinvested on the date the dividend is paid.

Ending Stock Price: The average closing price of a share of stock, as reported in transactions on the applicable stock exchange or market, during the last 30 trading days of the Performance Period.

Peer Group:     The companies in the S&P 500 Industrials Sector; provided, that (i) the Peer Group will not include any company that is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (ii) the performance of the surviving entities will be used in the event there is a combination of any of the Peer Group companies during the Performance Period; and (iii) no new companies will be added to the Peer Group during the Performance Period (including a company that is not a Peer Group member which acquires a member of the Peer Group).  Notwithstanding the foregoing, the Dover Compensation Committee may disregard any of these guidelines when evaluating changes in the membership of the Peer Group during the Performance Period in any particular situation, as it deems reasonable in the exercise of its discretion.

Tangible ROIC: The average of the Annual Tangible ROIC for each year during the Performance Period.

Total Tangibles: The total tangible assets of Dover reported on Dover’s annual report filed with the Securities and Exchange Commission for each year ended December 31 during the Performance Period, excluding the total tangible assets related to any business acquisitions or dispositions in the year each such transaction is completed, equal to the sum of (i) property, plant and equipment, gross, (ii) accounts receivable, (iii) total inventory, net and (iv) accounts payable (stated as a negative number).

TSR: (Change in Stock Price + Dividends Paid)/Beginning Stock Price

TSR Ranking: The percentile ranking of Dover’s TSR as compared to the TSR of each company in the Peer Group for the Performance Period.